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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*



                                  ArQule, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    04269E107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               September 21, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ] Rule 13d-1(b)

                  [X] Rule 13d-1(c)

                  [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP NO. 04269E107                                           PAGE 2 OF 10 PAGES
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                                  SCHEDULE 13G


--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
            Ampersand 1999 Limited Partnership
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
            04-345-9189
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                          (a)[ ]
            Not Applicable                                                (b)[ ]
--------------------------------------------------------------------------------

3   SEC USE ONLY


--------------------------------------------------------------------------------

4   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                                    5   SOLE VOTING POWER
       NUMBER OF SHARES
  BENEFICIALLY OWNED BY EACH                     984,423
    REPORTING PERSON WITH
--------------------------------------------------------------------------------

                                    6   SHARED VOTING POWER

                                                 0
--------------------------------------------------------------------------------

                                    7   SOLE DISPOSITIVE POWER

                                                 984,423
--------------------------------------------------------------------------------

                                    8   SHARED DISPOSITIVE POWER

                                                 0
--------------------------------------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            984,423 shares
--------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   (See Instructions)

            Not applicable                                                   [ ]
--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.4%
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON (See Instructions)

            PN
--------------------------------------------------------------------------------



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CUSIP NO. 04269E107                                           PAGE 3 OF 10 PAGES
-------------------                                           ------------------

                                  SCHEDULE 13G


--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
            AMP-99 Management Company Limited Liability Company
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
            04-345-9188
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                          (a)[ ]
            Not Applicable                                                (b)[ ]
--------------------------------------------------------------------------------

3   SEC USE ONLY


--------------------------------------------------------------------------------

4   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                                    5   SOLE VOTING POWER
       NUMBER OF SHARES
  BENEFICIALLY OWNED BY EACH                     1,005,139
    REPORTING PERSON WITH
--------------------------------------------------------------------------------

                                    6   SHARED VOTING POWER

                                                 0
--------------------------------------------------------------------------------

                                    7   SOLE DISPOSITIVE POWER

                                                 1,005,139
--------------------------------------------------------------------------------

                                    8   SHARED DISPOSITIVE POWER

                                                 0
--------------------------------------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,005,139 shares
--------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   (See Instructions)

            Not applicable                                                   [ ]
--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.5%
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON (See Instructions)

            OO
--------------------------------------------------------------------------------



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CUSIP NO. 04269E107                                           PAGE 4 OF 10 PAGES
-------------------                                           ------------------

                                  SCHEDULE 13G


--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
            Richard A. Charpie
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                          (a)[ ]
            Not Applicable                                                (b)[ ]
--------------------------------------------------------------------------------

3   SEC USE ONLY


--------------------------------------------------------------------------------

4   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------

                                    5   SOLE VOTING POWER
       NUMBER OF SHARES
  BENEFICIALLY OWNED BY EACH                     1,393,532
    REPORTING PERSON WITH
--------------------------------------------------------------------------------

                                    6   SHARED VOTING POWER

                                                 0
--------------------------------------------------------------------------------

                                    7   SOLE DISPOSITIVE POWER

                                                 0
--------------------------------------------------------------------------------

                                    8   SHARED DISPOSITIVE POWER

                                                 1,393,532
--------------------------------------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,393,532 shares
--------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   (See Instructions)

            Not applicable                                                   [ ]
--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            4.8%
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON (See Instructions)

            IN
--------------------------------------------------------------------------------

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                                  SCHEDULE 13G

-------------------                                           ------------------
CUSIP NO. 04269E107                                           PAGE 5 OF 10 PAGES
-------------------                                           ------------------



ITEM 1(a). NAME OF ISSUER:

           ArQule, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           19 Presidential Way
           Woburn, MA 01801-5140

ITEM 2(a). NAME OF PERSON FILING:

           Ampersand 1999 Limited Partnership
           AMP-99 Management Company Limited Liability Company
           Richard A. Charpie

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

           All filing parties:
           c/o Ampersand Ventures
           55 William Street, Suite 240
           Wellesley, MA 02481-4003

ITEM 2(c). CITIZENSHIP:

           Ampersand 1999 Limited Partnership and AMP-99 Management Company Limited Liability Company are organized under the laws of the State of Delaware.

           Richard A. Charpie is a citizen of the United States of America.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock

ITEM 2(e). CUSIP NUMBER:

           04269E107


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                                  SCHEDULE 13G

-------------------                                           ------------------
CUSIP NO. 04269E107                                           PAGE 6 OF 10 PAGES
-------------------                                           ------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          Not applicable.

ITEM 4.   OWNERSHIP

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

          Ampersand 1999 Limited Partnership owns 984,423 shares.

          AMP-99 Management Company Limited Liability Company may be attributed with the ownership of 984,423 shares held by Ampersand 1999 Limited Partnership and 20,716 shares held by Ampersand 1999 Companion Fund Limited Partnership, of which partnerships it is the General Partner. AMP-99 Management Company Limited Liability Company disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

          Richard A. Charpie may be attributed with the ownership of 984,423 shares held by Ampersand 1999 Limited Partnership, 20,716 shares held by Ampersand 1999 Companion Fund Limited Partnership, 381,890 shares held by Ampersand 1995 Limited Partnership, and 6,503 shares held by Ampersand 1995 Companion Fund Limited Partnership. Dr. Charpie is the Principal Managing Member of AMP-99 Management Company Limited Liability Company, which is the General Partner of Ampersand 1999 Limited Partnership and Ampersand 1999 Companion Fund Limited Partnership. Dr. Charpie is the Managing Partner of AMP-95 MCLP LLP, which is the General Partner of AMP-95 Management Company Limited Partnership, which is the General Partner of Ampersand 1995 Limited Partnership and Ampersand 1995 Companion Fund Limited Partnership. Dr. Charpie disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

     (b) Percent of class:

         Ampersand 1999 Limited Partnership - 3.4%
         AMP-99 Management Company Limited Liability Company - 3.5% Richard A. Charpie - 4.8%

The foregoing percentages are calculated based on 28,830,134 shares of Common Stock outstanding as of August 3, 2004, as reported in the issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 4, 2004.

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                                  SCHEDULE 13G

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CUSIP NO. 04269E107                                           PAGE 7 OF 10 PAGES
-------------------                                           ------------------

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or direct the vote:

               Ampersand 1999 Limited Partnership has sole voting power over 984,423 shares.

               AMP-99 Management Company Limited Liability Company has sole voting power over 984,423 shares held by Ampersand 1999 Limited Partnership and 20,716 shares held by Ampersand 1999 Companion Fund Limited Partnership.

               Richard A. Charpie has sole voting power over 984,423 shares held by Ampersand 1999 Limited Partnership, 20,716 shares held by Ampersand 1999 Companion Fund Limited Partnership, 381,890 held by Ampersand 1995 Limited Partnership and 6,503 shares held by Ampersand 1995 Companion Fund Limited Partnership.

         (ii)  Shared power to vote or direct the vote:

               0 shares

         (iii) Sole power to dispose or to direct the disposition of:

               Ampersand 1999 Limited Partnership has sole dispositive power over 984,423 shares.

               AMP-99 Management Company Limited Liability Company has sole dispositive power over 984,423 shares held by Ampersand 1999 Limited Partnership and 20,716 shares held by Ampersand 1999 Companion Fund Limited Partnership.

         (iv)  Shared power to dispose or to direct the disposition of:

               Richard A. Charpie shares dispositive power over 984,423 shares held by Ampersand 1999 Limited Partnership and 20,716 shares held by Ampersand 1999 Companion Fund Limited Partnership with four other individuals, in each case in their respective capacities as Managing Members of AMP-99 Management Company Limited Liability Company. Richard A. Charpie shares dispositive power over 381,890 shares held by Ampersand 1995 Limited Partnership and 6,503 shares held by Ampersand 1995 Companion Fund Limited Partnership with four other individuals, in each case in their respective capacities as Partners of AMP-95 MCLP LLP.

                                  SCHEDULE 13G

-------------------                                           ------------------
CUSIP NO. 04269E107                                           PAGE 8 OF 10 PAGES
-------------------                                           ------------------


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].*

          *The previously reported holdings of each of Ampersand 1999 Limited Partnership, AMP-99 Management Company Limited Liability Company and Richard A. Charpie have all been reduced to below 5% as of the September 21, 2004.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              See the response to Item 4 as to the beneficial ownership.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable

ITEM 10.  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

-------------------                                           ------------------
CUSIP NO. 04269E107                                           PAGE 9 OF 10 PAGES
-------------------                                           ------------------

                                    SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: September 28, 2004                 AMPERSAND 1999 LIMITED PARTNERSHIP

                                          By:  AMP-99 Management Company Limited
                                               Liability Company, its General
                                               Partner


                                          By: /s/ Richard A. Charpie
                                              ----------------------------------
                                              Richard A. Charpie, its Principal
                                              Managing Member


Dated: September 28, 2004                 AMP-99 MANAGEMENT COMPANY
                                          LIMITED LIABILITY COMPANY


                                          By: /s/ Richard A. Charpie
                                              ----------------------------------
                                              Richard A. Charpie, its Principal
                                              Managing Member


Dated: September 28, 2004                 RICHARD A. CHARPIE

                                          /s/ Richard A. Charpie
                                          --------------------------------------
                                          Richard A. Charpie

                                  SCHEDULE 13G

-------------------                                          -------------------
CUSIP NO. 04269E107                                          PAGE 10 OF 10 PAGES
-------------------                                          -------------------



                                    EXHIBIT 1

                            JOINT FILING AGREEMENT OF
                       AMPERSAND 1999 LIMITED PARTNERSHIP,
            AMP-99 MANAGEMENT COMPANY LIMITED LIABILITY COMPANY, AND
                               RICHARD A. CHARPIE


          The undersigned persons agree and consent pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, as of the date set forth below, to the joint filing on their behalf of the Schedule 13G/A to which this
Exhibit is attached, in connection with their beneficial ownership of the common stock of ArQule, Inc. at September 21, 2004 and agree that such statement is filed on behalf of each of them.

Dated: September 28, 2004                 AMPERSAND 1999 LIMITED PARTNERSHIP

                                          By:  AMP-99 Management Company Limited
                                               Liability Company, its General
                                               Partner


                                          By: /s/ Richard A. Charpie
                                              ----------------------------------
                                              Richard A. Charpie, its Principal
                                              Managing Member


Dated: September 28, 2004                 AMP-99 MANAGEMENT COMPANY
                                          LIMITED LIABILITY COMPANY


                                          By: /s/ Richard A. Charpie
                                              ----------------------------------
                                              Richard A. Charpie, its Principal
                                              Managing Member


Dated: September 28, 2004                 RICHARD A. CHARPIE

                                          /s/ Richard A. Charpie
                                          --------------------------------------
                                          Richard A. Charpie